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                                                                 Exhibit (a)(10)

--------------------------------------------------------------        MILLIPORE
News from Millipore Corporation



FOR IMMEDIATE RELEASE

For More Information Contact:
Geoffrey Helliwell
Director, Treasury Operations
(617) 533-2032
(800) 225-3384



     MILLIPORE SUCCESSFULLY COMPLETES TENDER OFFER FOR TYLAN GENERAL, INC.


Bedford, Massachusetts, January 22, 1997 - Millipore Corporation (NYSE/MIL) announced today the successful completion of its tender offer for all the outstanding common shares of Tylan General, Inc., (NASDAQ:TYLAN). The offer was made through MCTG Acquisition Corporation, a wholly owned subsidiary of Millipore Corporation. The offer had expired at 12:00 midnight, Eastern Standard Time, on January 21, 1997, by which time more than 8,145,000 shares of common stock had been tendered. This represented more than 99 percent of the outstanding common shares of Tylan General. Millipore will accept for payment all the shares tendered at the tender offer price of $16.00 per share.

Millipore is a multinational high technology company that applies its purification technology to critical research and manufacturing problems in the microelectronics, biopharmaceutical and analytical laboratory markets.